Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of January 01, 2023 (the “Effective Date”), between ViCapsys Life Sciences, Inc., a Florida corporation (the “Company”), and FEDERICO PIER (“Executive”).

The Company and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Executive from and after the Effective Date.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (such period of employment hereunder referred to herein as the “Employment Period” or “Term”).

2. Position and Duties.

(a) Position. During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and shall have the duties, responsibilities, functions and authority customarily associated with such position, subject to the power and authority of the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, the Company shall use best efforts to nominate Executive to be a member of the Board. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company as the Board may from time to time direct, provided that such responsibilities and duties are consistent with Executive’s position and title. All employees of the Company and its affiliates will report directly or indirectly to the Executive.

(b) Duties. During the Employment Period, Executive shall report to the Board and Executive shall devote Executive’s best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent manner and shall comply with applicable law and the Company’s written policies and procedures previously provided to the Executive in all material respects. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation, provided, however, that nothing herein shall preclude Executive from (i) serving as a member of the boards of directors or advisory boards of a reasonable number of trade associations and/or charitable organizations and serving on the board of one for-profit organization, (ii) engaging in charitable activities and community affairs, or (iii) managing Executive’s personal investments and affairs; provided, further, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Place of Performance. The principal place of Executive’s employment shall be Texas, but travel will be required from time to time to the Company’s other locations.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be in the gross amount of $250,000 per annum (the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). Executive’s Base Salary for any partial year will be based upon the actual number of days elapsed in such year. Executive’s Base Salary shall be subject to review annually by the Board and may be increased but not decreased. For clarity, although Executive will continue to serve on the Board as a director during the Term, he will forego any additional compensation for such Board service during the Employment Period.

(b) Annual Bonus. In addition to the Base Salary, Executive will be eligible to receive an annual cash bonus of up to one hundred percent (100%) of Base Salary upon achievement of performance objectives to be determined by the Board or its compensation committee in consultation with Executive (the “Annual Bonus”). The Annual Bonus, if any, less applicable withholding, shall be paid in the year following the year for which such Annual Bonus is earned, at the same time as annual bonuses are paid to other senior employees of the Company, and in no event, later than the fifteenth (15th) day of the third calendar month following the performance year for which the Annual Bonus is earned.

(c) Transaction Bonus. Executive will have earned and be paid a one-time cash bonus in a gross amount equal to $100,000 (a “Transaction Bonus”) if either of the following triggering events occur during the Term:

(i) the Company’s common stock is listed and quoted on any of the following national exchanges: NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market, or the New York Stock Exchange; or

(ii) the Company secures and receives financing of at least $8 million.

Such Transaction Bonus shall be paid to Executive (if at all) on or before seventy (70) days following the applicable triggering event.

(d) Equity. As soon as practicable following the date of this Agreement, the Company, pursuant to the Company’s equity incentive plan, shall issue to Executive a restricted stock unit award containing the following terms: Executive shall receive shares of common stock of the Company (i) representing 1% of the Company’s fully diluted equity as of the payment date (the “Initial Equity Payment”) if the Company achieves a market capitalization of at least $250 million for sixty (60) consecutive days during the Term (the “Initial Market Capitalization Target”); and (ii) representing the difference between 2% of the Company’s fully diluted equity as of the payment date and the amount of Initial Equity Payment (the “Subsequent Equity Payment” and, together with Initial Equity Payment, “Equity Payments”) if the Company achieves a market capitalization of at least $500 million for 60 consecutive days during the Term (the “Subsequent Market Capitalization Target” and, together with Initial Market Capitalization Target, “Market Capitalization Targets”), such that Executive has, in the aggregate, received shares of common stock of the Company representing 2% of the Company’s fully diluted equity as of the date of payment of Subsequent Equity Payment. The Company will use issue such Equity Payments within seventy three (73) days after the attainment of the applicable Market Capitalization Target. Executive shall remain eligible to receive additional equity-based compensation awards as the Company may grant from time to time.

(e) Other Benefits. In addition to (but without duplication of) the Base Salary, Annual Bonus, the Transaction Bonus and Equity Awards described above payable to Executive pursuant to this Section 3, during the Employment Period, Executive shall be entitled to twenty (20) days of paid time off per year (in addition to observed holidays) and, subject to applicable eligibility requirements, such other standard benefits as are approved by the Board and made available to the officers and employees of the Company.

The Company reserves the right, in its sole discretion, to adjust Executive’s benefits provided under this Agreement in connection with adjustments made by the Company to benefits generally offered to the Company’s employees or otherwise as required by applicable law.

(f) Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses (including timely submission of requests for reimbursement at least once per calendar month). Expense reimbursement under this Section 3(f) includes Executive’s reasonable and actual out-of-pocket travel, lodging and meal expenses.

(g) Withholding. All amounts payable to Executive as compensation hereunder shall be subject to all required and customary tax and payroll withholding by the Company.

4. Term and Termination.

(a) Term and Termination. The Employment Period shall begin on the Effective Date and shall end on the fifth (5th) anniversary of the Effective Date. The Executive’s Employment Period shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew such employment such written notice to be delivered at least thirty (30) days prior to the expiration of the then-effective Term; provided, that the Employment Period shall terminate prior to any such date (i) immediately upon Executive’s death or Disability, (ii) on a date of termination set forth in a written notice of termination delivered to Executive by the Company (after determination by its Board) for any reason (whether for Cause or without Cause), or (iii) on a date of termination set forth in a written notice of Executive’s resignation delivered to the Company by Executive (which date shall be no less than 30 days after the Company’s receipt of such written notice, unless waived by the Company in writing).

(b) Termination without Cause. If the Employment Period is terminated by the Company without Cause (other than as a result of Executive’s death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

(i) Executive’s Base Salary through the date of termination of the Employment Period (such date of termination or expiration, for any reason, the “Termination Date”);

(ii) reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(f);

(iii) vested or accrued compensation and benefits under any Company or its affiliates’ compensation or employee benefit or compensation plan (including, but not limited to, rights with respect to outstanding equity awards), in each case, subject to the terms and conditions of such plans or agreements (items described in clauses (i)-(iii), the “Accrued Compensation”);

(iv) an amount equal to twelve (12) months (the “Severance Period”) of Executive’s Base Salary, which shall be payable by the Company in equal installments over the course of the Severance Period in accordance with the Company’s normal payroll practices (as in effect from time to time);

(v) any Annual Bonus pursuant to Section 3(b) previously earned by Executive, but not yet paid, to Executive in respect of the performance year that ended on or prior to the Termination Date, which amount shall be paid at the same time it would have been paid pursuant to Section 3(b) (the “Prior Bonus”);

(vi) an Annual Bonus for the performance year in which Executive’s termination of employment occurs in an amount equal to the Annual Bonus that would have been payable to Executive based on actual performance with respect to the year of termination in the absence of Executive’s termination multiplied by a fraction, the numerator of which is the number of days that the Executive remained employed during the applicable performance year, and the denominator of which is three hundred and sixty-five (365), which amount shall be paid at the same time it would have been paid pursuant to Section 3(b) (the “Pro-Rata Bonus”);

(vii) if Executive’s employment is terminated within twelve months (12) months prior to the date the Company achieves any Market Capitalization Target, then, in each case, the Executive shall be deemed to have remained employed through the date of achievement of such Market Capitalization Target and shall be entitled to receive the applicable Equity Payment pursuant to Section 3(d) (the “Equity Benefit”); and

(viii) subject to Executive’s timely election of COBRA continued coverage under a Company group health plan, the Company will continue to pay the same employer share of the cost for group health coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as paid or provided with respect to active employees who receive similar coverage, during the Severance Period or, if earlier, until Executive becomes eligible for group health benefits from another employer (the “COBRA Benefits”), provided, however, if the Company determines, in its sole discretion, that in the event the COBRA Benefits would cause Executive to be taxed on the reimbursements from the Company’s group health plan or cause the Company’s health plan to fail nondiscrimination testing under Section 105 of the Internal Revenue Code, the Company shall cause the value of such COBRA Benefits to be imputed in the income of Executive or the Company shall take such other reasonable actions as appropriate to avoid Executive becoming taxed on such health plan reimbursements. Executive agrees (A) at any time either before or during the period of time Executive is receiving COBRA Benefits, to inform the Company promptly in writing if Executive becomes eligible to receive group health coverage from another employer; and (B) that Executive may not increase the number of designated dependents, if any, following the Termination date unless Executive does so at Executive’s own expense (items described in clauses (iv)-(viii), the “Severance Benefits”).

In each case, if and only if (i) Executive has executed and delivered to the Company a general release in form and substance satisfactory to the Company, which release shall be substantially in the form attached hereto in Exhibit A (a “Separation Agreement”) and (ii) the Separation Agreement has become effective within fifty-four (54) days after the Termination Date (the “Required Release Date”), and, in each case, only so long as Executive has not revoked or breached the provisions of the Separation Agreement or the Restrictive Covenants (as defined herein), then the Company shall pay and/or provide to Executive the Accrued Compensation and Severance Benefits. For the avoidance of doubt, the Separation Agreement must contain the following basic provisions: general release in favor of the Company and any other member of the Company and each of their respective members, owners, officers, directors, employees, agents, and contractors, but shall not contain any restrictive covenants. Notwithstanding anything to the contrary, the payments under this Section 4(b) and the Severance Period shall commence on the first payroll date following the date that such Separation Agreement becomes effective and non-revocable; provided, however, that such first payment shall include all amounts that otherwise would have been paid prior to the date the first payment was made had such payments commenced immediately upon employment termination. Notwithstanding the two preceding sentences, to the extent necessary to comply with Section 409A of the Code, if the Termination Date and Required Release Date are in two separate calendar years, any payments of amounts under this Section 4(b) that constitute deferred compensation within the meaning of Section 409A of the Code shall be payable on the later of (I) the date such payment is otherwise payable under this Section 4(b) or (II) the first payroll date in such second calendar year. In any event, if such Separation Agreement is not effective and non-revocable by the Required Release Date, then Executive shall forfeit all rights to receive any payments under this Section 4(b).

(c) Other Termination. If the Employment Period is terminated (x) by the Company for Cause, (y) by Executive’s resignation without Good Reason, or (z) due to Executive’s death, Disability, then Executive shall be entitled to receive only the Accrued Compensation, and Executive shall not be entitled to any other salary, bonuses, benefits or other compensation after termination of the Employment Period, except as otherwise expressly required under applicable law. Notwithstanding the immediately prior sentence, if the Employment Period is terminated due to Executive’s death or Disability, then Executive (or Executive’s estate, as applicable) shall also be entitled to receive (i) Prior Bonus, (ii) Pro Rata Bonus, and (iii) Equity Benefit.

5. Nondisclosure and Nonuse of Proprietary Information; Ownership of Intellectual Property.

(a) Protection of Proprietary Information. Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of Proprietary Information. Executive agrees that he shall not disclose or use at any time, either during his employment with the Company or thereafter, any Proprietary Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance of duties assigned to Executive by the Board or under this Agreement. Executive shall take all reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by Executive of Proprietary Information that (i) (A) generally known and used by persons with training and experience comparable to Executive’s, (B) is common knowledge in the industry, or (C) is otherwise legally in the public domain, in each case, prior to the date Executive’s improper disclosure of such information, (ii) is disclosed as part of Executive’s performance of duties hereunder, (iii) is required to be disclosed by law, or (iv) is disclosed by Executive in connection with prosecution or defense of any action against the Company or any of its affiliates. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports and other documents (and copies thereof), relating to the business of the Company (including, without limitation, all Proprietary Information or Intellectual Property) that he may then possess or have under his control; provided, that Executive may retain (a) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information (as defined below), (b) information showing Executive’s compensation or relating to reimbursement of expenses, and (c) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, in each case, that is or are in Executive’s possession, and that Executive received in Executive’s capacity as an employee.

(b) Use of Confidential Information.

(i) During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during this employment with any member of the Company, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(ii) Executive acknowledges and agrees that he is hereby notified of the immunity provisions of Section 1833(b) of the federal Defend Trade Secrets Act, which provides as follows:

IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING-

1)	IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2)	USE OF TRADE SECRET INFORMATION IN ANT-IRETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c) Third-Party Information. Executive understands that the Company will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than as required by law or other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third-Party Information unless expressly authorized by a member of the Board in writing.

(d) Intellectual Property, Inventions and Patents. In the event that Executive during, and as part of, the performance of duties hereunder generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, Trade Secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Proprietary Information (collectively, “Intellectual Property”), Executive acknowledges that such Intellectual Property is and shall be the exclusive property of the Company. Any copyrightable work prepared in whole or in part by Executive shall to be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company shall own all of the rights comprised in the copyright therein. Without limiting the foregoing, Executive hereby assigns his entire right, title and interest in and to all Intellectual Property to the Company. During and after the term of Executive’s employment with the Company, Executive shall promptly and fully disclose all Intellectual Property to the Company and shall (at the Company’s expense) cooperate with the Company to establish, confirm and protect the Company’s interests in and rights and title to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment with the Company). Notwithstanding the foregoing, the provisions of this Section 5(d) shall not apply to, and the Company shall have no interest in, any applicable protectable work of intellectual property that both (i) is not applied commercially and has no commercial application, and (ii) was created or conceived by Executive outside the scope of his duties and responsibilities to the Company and without using the facilities, resources or equipment of the Company.

6. Non-Competition and Non-Solicitation. Executive acknowledges that in the course of Executive’s employment with the Company, Executive has, and will continue to, become familiar with the Company’s trade secrets and with other Proprietary Information concerning such entities and that Executive’s services have been and will be of special, unique and extraordinary value to the Company. Therefore, in further consideration of the compensation to be paid to Executive hereunder, Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a) Non-Compete. The Executive agrees that (a) during the Employment Period and (b) unless Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason on or prior to December 31, 2023, for a period thereafter of one (1) year (the “the Non-Compete Period”), Executive shall not directly or indirectly, either for Executive or for any other Person, own any interest in, manage, control, participate in, consult with, render services for, finance or in any other manner engage in any business with any Person (including, without limitation, any division, group or franchise of a larger organization) that engages in the Business anywhere in the United States or that otherwise competes with the Business. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, member, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). For purposes of this Agreement, “Business” means (i) the business of developing and implementing innovative treatment options to treat Type 1 Diabetes, and (ii) any other business competing with any products and/or services of any Company member as such products and/or services exist on the Termination Date, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld). Nothing herein shall prohibit Executive (X) from owning not more than five percent (5%) of the outstanding stock of any entity that is publicly traded, so long as Executive has no active participation in the business of such entity, (Y) from owning a passive (i.e., not being involved in any way in the management or operation of such vehicle) interest if no more than five percent (5%) in a pooled investment vehicle (such as a hedge fund or private equity fund), or (Z) from engaging in activities for or on behalf of a Person which is engaged in the Company’s Business so long as Executive is providing services to an affiliate, subsidiary or a division of such Person which is not engaged in competition with the Company’s Business, and Executive provides no services, either directly or indirectly, to any other affiliate, subsidiary or division of such Person which does engage in the Company’s Business and such affiliate, subsidiary or division which is engaged in Company’s Business represents no more than fifteen percent (15%) of the aggregate revenues of such Person during any prior twelve (12) month period. Executive acknowledges and agrees that this non-compete restriction in this Section 6(a) is necessary because the legitimate business interests of the Company (including but not limited to its trade secrets, confidential and proprietary information, and goodwill) cannot be adequately protected through alternative restrictive covenants despite their inclusion in this Agreement.

(b) Non-Solicitation. During the Employment Period and for a period thereafter of one (1) year (the “Protection Period”), Executive shall not directly or indirectly through another Person (other than on behalf of any Company member) (i) solicit or attempt to solicit any employee or officer or independent contractor of any member of the Company to leave the employ of, or terminate its affiliation with, the such Company member, or in any way interfere with the relationship between such Company member and any such Person, (ii) hire or seek any business affiliation with any Person who was an employee or officer or independent contractor of any member of the Company within one year after such Person ceased to be an officer or employee of such Company member, or (iii) solicit or attempt to solicit any customer which has conducted business worth at least $500,000 with the Company in the preceding twelve (12) month period, supplier, licensee or other business relation of any member of the Company to cease doing business with such Company member, reduce the business that it does with such Company member or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any member of the Company (including, without limitation, making any negative statements or communications concerning any member of the Company); provided, however, that this subsection (b) shall not apply to performing Executive’s duties hereunder, providing references and general advice or to general solicitations through advertisements or other general media so long as not directly or indirectly targeted at the employees of the Company.

(c) Non-Disparagement. During Executive’s employment with the Company, and at all times thereafter, Executive agrees that, except as required by applicable law or compelled by process of law, Executive will not, nor permit anyone acting on Executive’s behalf to, make any derogatory or disparaging statements about the Company or any of its affiliates, or any of their respective current officers, directors, employees, shareholders, interest-holders, members, or lenders, or any persons who were officers, directors, employees, shareholders, interest-holders, members, or lenders during Executive’s employment. Similarly, during Executive’s employment with the Company, and at all times thereafter, and except as required by applicable law or compelled by process of law (including as may be required in any securities filing), the Company shall not issue official press releases which, and shall notify its directors and executive officers not to make any statements which, contain any derogatory or disparaging content about the Executive or any of Executive’s affiliates.

(d) Blue-Pencil; Modification. If, at the time of enforcement of Section 5 or this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in Section 5 and this Section 6 (collectively, the “Restrictive Covenants” and each, a “Restrictive Covenant”) are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(e) Enforcement. Because Executive’s services are unique and because Executive has access to Proprietary Information, the parties hereto agree that, in the event of the breach or a threatened breach by Executive of any Restrictive Covenant, the Company would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of any Restrictive Covenant, (i) the Protection Period shall be tolled until such breach or violation has been duly cured, and (ii) the Company shall be entitled to recover from Executive all profit, remuneration or other consideration that Executive gains from breaching the covenant and damages that the Company suffers as a result of the breach. Executive acknowledges and agrees that the Company may exercise any of the foregoing remedies concurrently, independently or successively.

(f) Additional Acknowledgments. Executive acknowledges that the Restrictive Covenants are in mutually agreed upon consideration of: (i) employment with the Company, (ii) Executive’s opportunity to receive the Equity Award, (iii) the job protections afforded to Executive under this Agreement, and (iv) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the Restrictive Covenants do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of the Company will be conducted throughout the United States, (y) notwithstanding the state of organization or principal office of any member of the Company or their respective facilities, or any of their respective executives or employees (including Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States, and (z) as part of Executive’s responsibilities, Executive will provide services or have a material presence or influence (including travel) throughout the United States and other jurisdictions where the Company conducts business during the Employment Period in furtherance of the Company’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of any Restrictive Covenant outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement, is hereby advised of his right to consult with legal counsel prior to signing this Agreement, and in fact has consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of the trade secrets, confidential and proprietary information, and goodwill of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every Restrictive Covenant imposed by this Agreement is reasonable with respect to subject matter, scope of activities, time period and geographical area. Executive acknowledges and agrees that a draft of this Agreement (including the provisions in this Section 6) have been provided to him by the earlier of a formal offer of employment or ten (10) business days before the commencement of his employment.

(g) All of the Restrictive Covenants are intended by each party hereto to be, and shall be construed as, agreements independent of any other obligation or provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any Restrictive Covenant.

7. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

8. Survival. Sections 4 through 23 (other than Section 21), inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Executive’s most recent home address on file with the Company.

Notices to the Company or any of its members:

ViCapsys Life Sciences, Inc.,

7778 Mcginnis Ferry Rd, #270

Suwanee, GA 30024

with a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Richard Friedman, Esq.

Telephone: 212.634.3031

E-mail: rafriedman@sheppardmullin.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

15. Choice of Law; Attorneys’ Fees. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. If any action at law or in equity (including any arbitration) is commenced to enforce or interpret the terms of any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and disbursements in addition to any other relief to which such party may be entitled.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy men of Executive’s age.

18. Indemnification and Reimbursement of Payments on Behalf of Executive; Section 409A.

(a) The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(b) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereby agree to use reasonable efforts to amend this Agreement as and when necessary to conform to or otherwise properly reflect any guidance issued under Section 409A of the Code after the date hereof without violating Section 409A of the Code in a manner that preserves the original intent of the parties to the maximum extent possible. The Company does not guarantee that this Agreement, or the administration thereof, does or will comply with Section 409A of the Code, and it will have no liability for any claim, loss, liability or expense of Executive or any other Person arising out of any interest, penalties or additional taxes as a result of this Agreement or the administration thereof not satisfying any of the requirements of Section 409A of the Code (other than in the case of such claim, loss, liability or expense arises out of the Company’s breach of this Agreement). Whenever payments under this Agreement are to be made in installments, each such installment shall be treated as a separate payment for purposes of Section 409A of the Code.

(c) To the extent necessary to comply with Section 409A of the Code, for purposes of determining Executive’s entitlement to payments or benefits required to be paid under this Agreement on account of a termination of Executive’s employment, “termination of employment” and variations thereof shall mean Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h) promulgated thereunder, and the “Termination Date” shall be the date of Executive’s separation from service. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The determination of whether Executive is a “specified employee” as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. In no event shall the date of termination of Executive’s employment be deemed to occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination.

19. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN HILLSBOROUGH COUNTY, TEXAS AND EACH OF THE FEDERAL AND STATE COURTS HAVING APPEALS JURISDICTION WITH RESPECT THERETO FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN HILLSBOROUGH COUNTY, TEXAS WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 19. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN HILLSBOROUGH COUNTY, TEXAS AND EACH OF THE FEDERAL AND STATE COURTS HAVING APPEALS JURISDICTION WITH RESPECT THERETO, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

20. Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

21. Corporate Opportunity. During the Employment Period, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any business, commercial and investment opportunities, or offers presented to Executive, or of which Executive becomes aware, which relate to the Company’s Business on Executive’s own behalf.

22. Executive’s Cooperation. During the Employment Period and for six (6) years thereafter, Executive shall (following the end of the Employment Period, taking into account Executive’s other commitments and responsibilities) cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 22 following the termination of the Employment Period, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including legal costs, lodging and meals, upon submission of receipts).

23. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person. Notwithstanding anything to the contrary in this Agreement, Executive shall not be deemed an Affiliate of the Company or any of its Subsidiaries.

“Cause” means with respect to Executive one or more of the following: (i) the conviction of or plea of no contest to a felony or other crime involving serious moral turpitude, (ii) willful misconduct or gross negligence in the performance of Executive’s duties under this Agreement, (iii) unexcused, intentional or repeated failure to perform material assigned legal duties (that are materially consistent with the responsibilities and duties of Executive’s title or under this Agreement) for any member of the Company, (iv) substance abuse or use of illegal substances while performing duties, in the workplace or that otherwise materially impairs Executive’ ability to perform his responsibilities hereunder or results in material harm to any member of the Company or its owners (for purposes of clarity, the mere consumption of alcohol in a reasonable manner at Company social events does not constitute substance abuse) or the unlawful use or distribution of illegal or controlled substances by Executive, (v) engagement in any material misconduct which shocks the conscious and that causes material economic harm to the business or reputation of the Company or in any acts in competition with the Company. (vi) Executive materially breaches any confidentiality, non-competition, non-solicitation or non-disparagement covenant applicable to Executive, or (vii) a good faith determination by the Board that any other material breach of the this Agreement has occurred; provided, however, that no conduct specified in clauses (ii) through (vii) immediately above will constitute Cause unless and until the Company has provided Executive with written notice stating with specificity the conduct alleged to constitute Cause and Executive has failed to cure such conduct, to the extent curable, within thirty (30) days after the receipt of such notice (it being understood Executive may be suspended (with pay only if such breach is ultimately so cured and without pay otherwise) during such 30-day period and there is no cure period for a violation of any restrictive covenants). It is agreed and understood that mere underperformance or substandard performance of the Company is not intended to and shall not provide an independent basis for termination for Cause. The determination as to whether Cause exists for purposes of this Agreement will be made by the Board in its sole discretion.

“Company” means the collectively, the Company, its Subsidiaries, and their respective Affiliates.

“Disability” means that, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the absence of such plans, Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company for either one hundred and twenty (120) consecutive days or one hundred and eighty (180) days in any rolling twelve (12) month period as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board in its good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has a Disability (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Good Reason” shall mean without Executive’s express written consent any of the following: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) a material reduction of Executive’s base compensation or target bonus opportunities as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than twenty-five (25) miles from Executive’s current principal place of employment without the prior written consent of Executive; (iv) requiring Executive to report to anyone other than the board of directors of the ultimate parent entity of the Company, or to the extent there is parent entity of the Company, then to someone other than the Board; or (vi) a material breach by the Company of this Agreement or any other agreement with Executive that is not corrected within fifteen (15) days after written notice from Executive (or such earlier date that the Company has notice of such material breach); provided, however, that Executive’s resignation shall not constitute a resignation for Good Reason unless (1) Executive provides written notice to the Company describing the existence of any Good Reason condition(s) within ninety (90) days after the Executive initially becomes aware of such condition(s), (2) to the extent curable, the Company fails to cure the circumstance or event so identified within thirty (30) days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential” and now existing or to be developed in the future), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company or their respective suppliers, distributors, customers, independent contractors or other business relations. Proprietary Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (I) related to the Company’s (including their predecessors’ prior to being acquired by the Company) current or potential business and (II) is not generally or publicly known. Proprietary Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, including plans regarding planned and potential sales, financial and business plans, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and prices and terms, risk management practices, negotiation strategies and practices, accounting and business methods, acquisition opportunities, development, transition and transformation plans, locations of sales representatives, customer service, integration processes and requirements and costs of providing service, support and equipment); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s current, former or prospective employees (including personnel files and other information), suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) intellectual property of every kind and description, and (viii) all similar and related information in whatever form.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Trade Secrets” means the trade secrets and other Proprietary Information (as defined above) that the Company has made reasonable efforts to keep confidential and that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

ViCapsys Life Sciences, Inc.,

By:	/s/ Jeff Wright
Name:	Jeff Wright
Title:	Chief Financial Officer

Executive:
/s/ Federico Pier
FEDERICO PIER

Signature Page to Employment Agreement

EXHIBIT A

Release

I, Federico Pier, in consideration for good and valuable consideration received in connection with my termination of employment with ViCapsys Life Sciences, Inc., a Florida corporation (together with its subsidiaries and affiliates, the “Company”) pursuant to Section 4 of my Executive Employment Agreement dated as of January 01, 2023 (the “Agreement”) (such consideration, the “Termination Pay”), do hereby release and forever discharge as of the date hereof the Company and all present, former and future managers, directors, officers, agents, representatives, employees, successors and assigns of the Company direct or indirect owners, only in their capacity as such (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that the Termination Pay represents, in part, consideration for signing this General Release and is not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Termination Pay unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. The Termination Pay will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.	Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of the employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving, and “Claims” will not include, (i) my right to receive the Termination Pay pursuant to the terms of the Agreement or any right under Section 6(c) of the Agreement (“Mutual Non Disparagement”), (ii) any right I have to be indemnified pursuant to directors’ and officers’ liability insurance coverage, the Company’s or any affiliate’s organizational documents or the Agreement or (iii) any rights I may have with respect to any award agreement pursuant to which my equity interests were granted or any other rights with respect to my equity interests or any other contractual arrangements which are not related to my employment compensation or benefits.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit the Termination Pay if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to this General Release on or after the termination of my employment.

9.	I agree that the terms of this General Release are confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. I may disclose the terms of the General Release to governmental entities.

10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.	I represent that I am not aware of any Claim by me and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Exhibit A to Employment Agreement

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:

DATE:

Exhibit A to Employment Agreement